CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of

Oppenheimer Real Estate Fund:

We consent to the use, in this Registration Statement of Oppenheimer Real Estate Fund (the Fund), of our report dated June 16, 2011, relating to the financial statements and financial highlights of the Fund, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the heading “Financial Highlights” appearing in the Prospectus, which is also part of such Registration Statement and “Independent Registered Public Accounting Firm” appearing in the Statement of Additional Information.

                          KPMG LLP

                         /s/ KPMG LLP

Denver, Colorado

August 24, 2011